UMB SCOUT FUNDS
                              OFFICERS' CERTIFICATE

THE UNDERSIGNED, Secretary of UMB Scout Funds (the "Trust"), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following preambles and resolutions designating additional series of shares of the Trust were duly adopted at a meeting of the Board of Trustees of the Trust held on November 18, 2004 and became effective on November 18, 2004, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust's Agreement and Declaration of Trust, and that such resolutions are incorporated by reference into the Agreement and Declaration of Trust in accordance with Article III, Section 6 thereof:

   WHEREAS, Section 1 of Article III of the Agreement and Declaration of Trust of UMB Scout Funds, a Delaware statutory trust (the "Trust") provides that the beneficial interest of the Trust is divided into an unlimited number of shares, and Section 6 of Article III authorizes the Board of Trustees to divide the shares into separate series, and to divide such series into separate classes of shares, with such variations in the relative rights and preferences between the different series or classes as shall be fixed and determined by the Trustees; and

   WHEREAS, the Board desires to establish and designate eight additional series of shares of beneficial interest in the Trust.

   NOW, THEREFORE, IT IS RESOLVED, that pursuant to Article III, Section 6, of the Trust's Agreement and Declaration of Trust, eight series of shares of beneficial interest in the Trust are hereby established and designated as the UMB Scout Stock Fund, the UMB Scout Growth Fund, the UMB Scout WorldWide Fund, the UMB Scout Bond Fund, the UMB Scout Kansas Tax-Exempt Bond Fund, the UMB Scout Money Market Fund - Federal Portfolio, the UMB Scout Money Market Fund - Prime Portfolio and the UMB Scout Tax-Free Money Market Fund, and an unlimited number of shares of beneficial interest are hereby classified and allocated to such series, all with the relative rights and preferences as set forth in the Agreement and Declaration of Trust or any amendments thereto; and it is

   FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board's above designation of the Trust's additional series of shares of beneficial interest and to insert a copy of such certificate in the Trust's minute book and to see that a copy is kept at the Trust's principal office for the transaction of its business.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of this 18th day of November 2004.

                                    UMB SCOUT FUNDS

                                    /s/ Barbara J. Demmer
                                    ------------------------------------
                                    By: Barbara J. Demmer, Secretary

Filed with the minutes of the proceedings of the Trust this 18th day of November 2004.